Exhibit 99.1

MyoKardia Names Mary Cranston to Board of Directors

SOUTH SAN FRANCISCO, Calif. – April 13, 2016 – MyoKardia, Inc. (Nasdaq:MYOK), a clinical stage biopharmaceutical company pioneering a precision medicine approach for the treatment of heritable cardiovascular diseases, today announced the appointment of Mary Cranston to its board of directors and as chair of the audit committee. Ms. Cranston is a retired senior partner of Pillsbury Winthrop Shaw Pittman LLP, an international law firm. She was formerly chair and chief executive officer of Pillsbury.

Ms. Cranston serves as a director of Visa Inc. (where she is chair of the audit committee), of the Chemours Company, and of CSAA Insurance (chair of the nominations and compensation committee). She is also chair of the board of the Stanford Children’s Hospital and Children’s Health Network. She previously served as a member of the boards of Juniper Networks, International Rectifier Corporation, Exponent, Inc. and GrafTech International, Inc., and is a former member of the Stanford University Board of Trustees. She has been recognized by the National Law Journal as one of the 100 Most Influential Lawyers in America.

“We are truly fortunate to have gained a board member and audit committee chair of Mary’s caliber,” said MyoKardia CEO Tassos Gianakakos. “She is a highly respected leader and executive with a diverse set of industry experiences that will be exceptionally valuable as we scale our company to develop new and promising therapies for rare, heritable cardiovascular diseases.”

“I am honored to join the board of MyoKardia,” said Ms. Cranston. “I look forward to working with the Company’s outstanding executives and scientists, and with my fellow board members, to further develop the promise of MyoKardia’s precision medicine innovations.”

Ms. Cranston holds an A.B. degree and a Juris Doctor degree from Stanford University.

About MyoKardia

MyoKardia (Nasdaq: MYOK) is a clinical stage biopharmaceutical company pioneering a precision medicine approach to discover, develop and commercialize targeted therapies for the treatment of serious and neglected rare cardiovascular diseases. MyoKardia’s initial focus is on the treatment of heritable cardiomyopathies, a group of rare, genetically-driven forms of heart failure that result from biomechanical defects in cardiac muscle contraction. MyoKardia has used its precision medicine platform to generate a pipeline of therapeutic programs for the chronic treatment of the two most prevalent forms of heritable cardiomyopathy—hypertrophic cardiomyopathy, or HCM, and dilated cardiomyopathy, or DCM. MyoKardia’s most advanced product candidate, MYK-461, is an orally-administered small molecule designed to reduce excessive cardiac muscle contractility leading to HCM and is currently being evaluated in three Phase 1 clinical trials. A cornerstone of the MyoKardia platform is the Sarcomeric Human Cardiomyopathy Registry, or SHaRe, a multi-center, international repository of clinical and laboratory data on individuals and families with genetic heart disease, which MyoKardia helped form in 2014. MyoKardia believes that SHaRe, currently consisting of data from over 10,000 individuals, is the world’s largest registry of patients with heritable cardiomyopathies. MyoKardia’s purpose is to improve the lives of patients and families suffering from cardiovascular disease by creating targeted therapies that can change the course of their condition. For more information, please visit www.myokardia.com.

Media Contact:

Mark Spearman

MyoKardia, Inc.

650-351-4705

mspearman@myokardia.com

Investor Contact:

Matt Clawson

Pure Communications, Inc.

949-370-8500

matt@purecommunicationsinc.com